Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Care Capital Properties, Inc.:

We consent to the incorporation by reference herein of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Care Capital Properties, Inc. as of December 31, 2016 and 2015, and the related combined consolidated statements of income and comprehensive income, equity, and cash flows of Care Capital Properties, Inc. and Predecessors for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in Care Capital Properties, Inc.’s annual report on Form 10-K for the year ended December 31, 2016. Our reports refer to the combined consolidated financial statements of Care Capital Properties, Inc. and Predecessors for the periods prior to the separation, which represent a combination of entities under common control of Ventas, Inc. and have been “carved out” of Ventas, Inc.’s consolidated financial statements and reflect significant assumptions and allocations of certain operating expenses from Ventas, Inc. These costs may not be reflective of the actual costs which would have been incurred had the predecessors operated as an independent, stand-alone entity separate from Ventas, Inc. We consent to the reference to our firm under the heading “Experts” in the Registration Statement.

We consent to the use of our report dated June 9, 2017 with respect to the combined statement of revenue of the Acquired Behavioral Health Portfolio for the year ended December 31, 2016 incorporated by reference herein and to the reference of our firm under the heading “Experts” in the Registration Statement. Our report dated June 9, 2017 refers to the presentation of the combined statement of revenue for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and that the combined statement is not intended to be a complete presentation of the Acquired Behavioral Health Portfolio’s revenue.

/s/ KPMG LLP

Chicago, Illinois

June 12, 2017